FOR IMMEDIATE RELEASE Contact:

Susannah Robinson
Director, Investor Relations
617-342-6244
susannah_robinson@cabot-corp.com

CABOT CORPORATION ANNOUNCES EXPECTED DEPARTURE

OF CHIEF FINANCIAL OFFICER

Boston, MA— (May 18, 2005) — Cabot Corporation (NYSE: CBT) announced today that on May 13, 2005, John A. Shaw, an Executive Vice President and the Chief Financial Officer of Cabot Corporation, advised the Company of his decision to leave the Company at the end of calendar year 2005. Until that time, Mr. Shaw, who has been Cabot’s Chief Financial Officer since January 2002, will continue to serve in his current position. Commenting on Mr. Shaw’s planned departure, Kennett F. Burnes said “I thank John for the leadership he has provided to Cabot’s finance organization over the last several years, and am pleased that he will remain at the Company to guide the year-end finance activities. John has served this Company with distinction and we wish him well in the future.”

Cabot Corporation is a global specialty chemicals and materials company headquartered in Boston, Massachusetts, USA. Cabot’s major products are carbon black, fumed silica, inkjet colorants, capacitor materials, and cesium formate drilling fluids. The website address is: www.cabot-corp.com.